                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      UFP TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                             UFP TECHNOLOGIES, INC.
                              172 EAST MAIN STREET
                    GEORGETOWN, MASSACHUSETTS 01833-2107 USA

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                             UFP TECHNOLOGIES, INC.

                           TO BE HELD ON JUNE 9, 1999

    The Annual Meeting of Stockholders of UFP Technologies, Inc. (the "Company") will be held on June 9, 1999 at 10:00 a.m., local time, at the Ferncroft Tara Hotel, 50 Ferncroft Road, Danvers, Massachusetts 01923, for the following purposes:

        1. To elect seven (7) directors to serve for the ensuing year and until their successors are duly elected.

        2. To consider and act upon a proposed amendment to the Company's certificate of incorporation to provide for the classification of the Board of Directors into three classes of directors with staggered terms of office and to make certain related changes.

        3. To consider and act upon a proposed adoption of the Company's 1998 Director Stock Option Incentive Plan.

        4. To consider and act upon any matters incidental to the foregoing purposes and any other matters which may properly come before the Meeting or any adjourned session thereof.

    The Board of Directors has fixed April 23, 1999 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting.

    You are cordially invited to attend the Meeting.

                                          By Order of the Board of Directors

                                          RICHARD L. BAILLY,

                                          SECRETARY

Boston, Massachusetts
April 30, 1999

                             YOUR VOTE IS IMPORTANT

    YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

                             UFP TECHNOLOGIES, INC.
                              172 EAST MAIN STREET
                    GEORGETOWN, MASSACHUSETTS 01833-2107 USA

                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 9, 1999

                            ------------------------

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of UFP Technologies, Inc., a Delaware Corporation (the "Company") with its principal executive offices at 172 East Main Street, Georgetown, Massachusetts 01833, for use at the Annual Meeting of Stockholders to be held on June 9, 1999, and at any adjournment or adjournments thereof (the "Meeting"). The enclosed proxy relating to the Meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. It is expected that this proxy statement and the accompanying proxy will be mailed to stockholders on or about April 30, 1999. Certain of the officers and regular employees of the Company may solicit proxies by correspondence, telephone or in person, without extra compensation. The Company may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of securities held by them.

    Only stockholders of record at the close of business on April 23, 1999 will be entitled to receive notice of, and to vote at, the Meeting. As of that date,
there were outstanding and entitled to vote             shares of Common Stock,
$.01 par value (the "Common Stock"), of the Company. Each such stockholder is entitled to one vote for each share of Common Stock so held and may vote such shares either in person or by proxy.

    The enclosed proxy, if executed and returned, will be voted as directed on the proxy or, in the absence of such direction, in favor of (i) the election of the nominees as directors; (ii) the amendment of the Company's certificate of incorporation to provide for a classified Board of Directors; and (iii) adoption of the 1998 Director Stock Option Incentive Plan. If any other matters shall properly come before the Meeting, the enclosed proxy will be voted by the proxies in accordance with their best judgment. The proxy may be revoked at any time prior to exercise by filing with the Secretary of the Company a written revocation, by executing a proxy with a later date, or by attending and voting at the Meeting.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    At the Meeting, seven directors are to be elected. If Proposal No. 2 is approved, two nominees will be elected as Class I directors to serve an initial term of one year, two nominees will be elected as Class II directors to serve an initial term of two years, and three nominees will be elected as Class III directors to serve an initial term of three years (or, in all cases, until their successors have been elected and qualified). After this year's election, election of directors would be for three-year terms. If Proposal No. 2 is not adopted, each director will serve for one year or until his successor is duly elected and qualified. The persons listed below in the following table have been nominated by the Board of Directors for election as directors.

    All nominees are currently directors of the Company. It is the intention of the persons named as proxies to vote for the election of the nominees. In the unanticipated event that any such nominee should be unable to serve, the persons named as proxies will vote the proxy for such substitutes, if any, as the present Board of Directors may designate. The nominees have not been nominated pursuant to any arrangement or understanding with any person.

    The following table sets forth certain information with respect to the nominees, and the class to which such nominee would be elected if Proposal No. 2 is approved. When used below, positions held with the Company include positions held with the Company's predecessors and subsidiaries:

NAME                                                              AGE                 POSITION             DIRECTOR SINCE
------------------------------------------------------------      ---      ------------------------------  ---------------

R. Jeffrey Bailly (Class I).................................          37   President, Chief Executive              1995
                                                                           Officer and Director

William H. Shaw (Class II)(1)                                         71   Chairman of the Board of                1963
                                                                           Directors

Richard L. Bailly (Class III)...............................          65   Executive Vice President,               1963
                                                                           Secretary and Director

William C. Curry (Class I)(1)(2)............................          65   Director                                1990

Kenneth L. Gestal (Class II)................................          50   Director                                1996

Peter R. Worrell (Class III)(2).............................          42   Director                                1997

Michael J. Ross (Class III).................................          44   Director                                1998

------------------------

(1) Member of the Company's Audit Committee

(2) Member of the Company's Compensation Committee

    Mr. R. Jeffrey Bailly has served as the President, Chief Executive Officer and a director of the Company since January 1, 1995. He joined the Company in 1988 and served as a Division Manager from 1989 to 1992, General Manager Northeast Operations from 1992 to 1994 and as its Vice President of Operations from 1994 to 1995. From 1984 through 1988, Mr. Bailly, a certified public accountant, was employed by Coopers & Lybrand. Mr. Bailly is the son of Richard
L. Bailly, a cofounder and a director of the Company.

    Mr. Shaw, a cofounder of the Company and its Chairman of the Board, served as the Chief Executive Officer, President and Treasurer of the Company from its organization in 1963 through his retirement at the end of 1994. Mr. Shaw has also served as a director of the Company since 1963. Mr. Shaw is a member of the Board of Directors of Re-Source America, Inc., a package recycling company.

    Mr. Richard Bailly, a cofounder of the Company, has served as its Executive Vice President and a director since its organization in 1963. Mr. Bailly plans to retire from his position as Executive Vice

President on June 1, 1999. Mr. Bailly is the author of many of the Company's patents, including patents covering the forming and lamination of foam plastics, packaging, conversion technology and moisture transmission.

    Mr. Curry has served as a director of the Company since 1990. From 1986 to March 1994, Mr. Curry, now semiretired, was the president, chief executive officer and a director of Discom, Inc., which was acquired by TDK USA Corp. in 1988 and has been a wholly owned subsidiary of TDK since that date.

    Mr. Gestal has served as a director of the Company since 1996. Mr. Gestal is a general partner at Durabo Asset Management, L.P., a money management group. From November 1997 through December 1998, Mr. Gestal served as a member of the Alternative Asset Management Group at Swiss Bank Corporation. Prior to that, Mr. Gestal was Chairman of Institutional Global Finance Corp., a money management firm from 1996 through October 1997. From 1991 to 1995, Mr. Gestal served Swiss Bank Corporation, a securities firm, first as president of SBCI Futures, then as president of SBC Government Securities Inc. and as a director of both firms. Prior to joining Swiss Bank Corporation, Mr. Gestal served as the president of Sanwa-BGK, a securities firm, and as chairman of its futures operations. Mr. Gestal is the brother-in-law of R. Jeffrey Bailly, the President, Chief Executive Officer and a director of the Company.

    Mr. Worrell has served as a director of the Company since 1997. Mr. Worrell is the Managing Director of The Bigelow Company, LLC, a private investment bank with offices in Portsmouth, NH, and Seattle, WA. Mr. Worrell is a director of several privately owned companies.

    Mr. Ross has served as a director of the Company since 1998. Since 1996, Mr. Ross has served as the chairman and president of Glassbox Inc., which advises large organizations in the UK on corporate and public issues, and director of the Glasgow Regeneration Fund, which promotes urban regeneration in economically deprived areas of West Scotland. From 1992 to 1996, Mr. Ross was international executive director and a board member of The Body Shop International, PLC, a cosmetics manufacturer and retailer.

MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company held six meetings during 1998. Each director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees of which he was a member during such fiscal year, except Mr. Gestal who attended four of six meetings of the Board of Directors held during 1998.

    The Board of Directors has an Audit Committee which met twice in 1998 and is currently composed of Messrs. Curry and Shaw. The functions performed by this Committee include recommending to the Board of Directors the engagement of the independent auditors, reviewing the scope of internal controls and reviewing the implementation by management of recommendations made by the independent auditors.

    The Board of Directors has a Compensation Committee which met on three occasions in 1998 and is currently composed of Messrs. Curry and Worrell. The functions of the Compensation Committee include determining salaries, individuals to whom stock options are granted and the terms upon which option grants are made, incentive plans, benefits and overall compensation.

    The Board of Directors does not have a nominating committee. Nominations of directors are considered by the whole Board of Directors.

COMPENSATION OF DIRECTORS

    In 1998, nonemployee directors of the Company were entitled to receive (i) an annual $5,000 fee, (ii) if applicable, an annual committee membership fee of $1,500 per year (with a maximum fee of $3,000) and (iii) a fee of $500 plus reimbursement of expenses for each meeting physically attended, until July 1, 1998, at which time the attendance fee was changed to $750. Messrs. Curry, Gestal, Worrell and T. Gordon Roddick elected to receive stock options in lieu of half of their respective annual Board of Directors' fees and committee membership fees pursuant to the proposed 1998 Director Stock Option Incentive Plan (the "1998 Plan"). Mr. Roddick plans to resign from the Board of Directors on the date of the Meeting. If the 1998 Plan is not approved at the Meeting, these options will be canceled and Messrs. Curry, Gestal, Worrell and Roddick will receive the balance of their fees in cash. Mr. Shaw received $12,000 for his services as Chairman of the Board and $50,000 in retirement benefits pursuant to a letter agreement with the Company dated January 1, 1995 and an agreement with the Company dated September 1993. See "Consulting Contract." In addition, each nonemployee director is eligible to receive stock options pursuant to the 1993 Nonemployee Director Stock Option Plan. This plan will be terminated if the stockholders approve the adoption of the 1998 Plan at the Meeting. Employee directors may be granted options under the 1993 Stock Option Plan. See "Proposal No. 3--Proposal to Adopt the Company's 1998 Director Stock Option Incentive Plan."

    The chart below lists the annual Board of Directors fees, the annual committee membership fees and the attendance fees received by each nonemployee director in 1998:

                                                                            NUMBER OF SHARES OF
                                  ANNUAL                                       COMMON STOCK
                                   BOARD        ANNUAL                          UNDERLYING
                                    OF         COMMITTEE                       STOCK OPTIONS
                                 DIRECTORS    MEMBERSHIP     ATTENDANCE       GRANTED IN LIEU
DIRECTOR                         FEES ($)      FEES ($)       FEES ($)       OF ANNUAL FEES(1)
------------------------------  -----------  -------------  -------------  ---------------------
William C. Curry..............       2,500         1,500          3,750              3,200(2)
Kenneth L. Gestal.............       2,500            --          2,750              2,000(3)
Peter R. Worrell..............       2,500           750          3,750              2,600(4)
Michael J. Ross...............       1,250            --          2,250                 --
T. Gordon Roddick(5)..........       2,500            --            750              2,000(3)
William H. Shaw...............      12,000            --             --                 --

------------------------

(1) These options have an exercise price of $3.75, the fair market value of the Common Stock on the date of grant. The options will be exercisable upon the approval of the 1998 Plan by the stockholders.

(2) Granted in lieu of additional annual fees of $4,000 to which the director was entitled.

(3) Granted in lieu of additional annual fees of $2,500 to which the director was entitled.

(4) Granted in lieu of additional annual fees of $3,250 to which the director was entitled.

(5) Mr. Roddick plans to resign from the Board of Directors on the date of the Meeting.

    1993 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN. In October, 1993, the Company adopted the 1993 Nonemployee Director Stock Option Plan (the "Director Plan") to promote the Company's interests by attracting and obtaining highly skilled, experienced and knowledgeable independent directors. Only nonemployee directors are eligible to receive options under the Director Plan. The Director Plan provides for options for the issuance of up to 110,000 shares of Common Stock. Commencing July 1, 1994 and on July 1 each year thereafter, each individual who at the time is serving as a nonemployee director of the Company receives an automatic grant of options to purchase 2,500 shares of Common Stock. These options become exercisable in full six months after the date of grant and expire ten years from the date of grant. The exercise price is the fair market value of the Common Stock on the date of grant. Options may not be exercised after three months following the date the holder ceases to be a member of the Board of Directors of the Company, except in the event of termination by reason of death or permanent disability, in which event the options may be exercised for up to one year after the date of death or permanent disability, but in any event not later than ten years after the date the option was granted. In 1998,

Messrs. Curry, Roddick, Shaw, Worrell and Gestal received options to purchase 2,500 shares of Common Stock with an exercise price of $4.25 per share. Mr. Ross joined the Company's Board of Directors on October 22, 1998, and was not eligible to receive options under the Director Plan in 1998. The Director Plan will be terminated if the stockholders approve the proposal to adopt the 1998 Plan.

    CONSULTING CONTRACT. William H. Shaw retired as the Company's President, Chief Executive Officer and Treasurer on December 31, 1994. Pursuant to an agreement between the Company and Mr. Shaw entered into in September 1993, Mr. Shaw received an automobile and served as a consultant to the Company from January 1, 1995 to December 31, 1997 for $50,000 per year. Thereafter, Mr. Shaw, or his heirs or beneficiaries, will receive a retirement benefit of $50,000 per year for an additional 12 years. Mr. Shaw has agreed that he will not compete with the Company while he is receiving any of these payments.

    INDEMNIFICATION AGREEMENTS. The Company has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with any future directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors.

    The indemnification agreements provide that the Company will pay certain amounts incurred by a director in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Company (derivative suits) where the individual's involvement is by reason of the fact that he is or was a director. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will not receive indemnification if he is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of April 23, 1999, with respect to the beneficial ownership of the Company's Common Stock by each director, each nominee for director, each named executive officer in the Summary Compensation Table under "Executive Compensation" below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock. This information is based upon information received from or on behalf of the named individuals.

                                                      SHARES OF COMMON STOCK
                                                             OWNED (1)
NAME                                                       BENEFICIALLY        PERCENT OF CLASS
----------------------------------------------------  -----------------------  -----------------

William H. Shaw(2)(5)...............................            609,864                12.8%
c/o UFP Technologies, Inc.
172 East Main Street
Georgetown, MA 01833

Richard L. Bailly(3)(4).............................            448,242                 9.3%
c/o UFP Technologies, Inc.
172 East Main Street
Georgetown, MA 01833

R. Jeffrey Bailly(3)(8).............................            528,577                10.4%
c/o UFP Technologies, Inc.
172 East Main Street
Georgetown, MA 01833

Michael J. Ross.....................................                  0                    0

T. Gordon Roddick(5)................................            130,823                 2.7%

Wayne G. Williams(3)................................             56,771                 1.2%

William C. Curry(5)(6)..............................             55,672                 1.2%

Kenneth L. Gestal(5)................................             45,200                *

Peter R. Worrell(5)(9)..............................             22,500                *

Ronald J. Lataille(3)(8)............................            138,943                 2.9%

James J. Cramer(7)..................................            992,900                20.8%
100 Wall Street, 8th Floor
New York, NY 10005

Eliot H. Sherman....................................            294,684                 6.2%
28 Rockland Street
Wellesley Hills, MA 02481

All executive officers and directors as a group (11
persons) (2)(3)(4)(5)(6)(8)(9)......................          1,982,260                38.0%

------------------------

*   Less than one percent.

(1) Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed.

(2) Includes 67,003 shares owned by the estate of William Shaw's spouse and 51,025 shares owned by a trust for the benefit of Mr. Shaw's children as to both of which Mr. Shaw disclaims beneficial ownership.

(3) Includes shares issuable pursuant to currently exercisable stock options under the 1993 Plan as follows: 35,250 for Richard Bailly, 305,000 for R. Jeffrey Bailly, 25,250 for Wayne Williams, and 10,000 for Ronald J. Lataille.

(4) Includes 175,924 shares owned by the wife of Mr. Bailly as to which Mr. Bailly disclaims beneficial ownership. Excludes 528,577 shares attributable to R. Jeffrey Bailly, a son of Richard Bailly, as to which he disclaims beneficial ownership.

(5) Includes shares issuable pursuant to currently exercisable stock options under the 1993 Nonemployee Director Stock Option Plan as follows: 7,500 for William Shaw, 10,000 for T. Gordon Roddick, 10,000 for William Curry, 5,000 for Kenneth Gestal, and 2,500 for Mr. Worrell.

(6) Includes 38,920 shares owned by the wife of William Curry, as to which he disclaims beneficial ownership.

(7) Represents an investment group consisting of Jim Cramer, Karen L. Cramer, J.J. Cramer & Co., Cramer Partners L.P., and Cramer Capital Corporation.

(8) Includes 120,090 shares owned by the Company's Profit Sharing Trust as to which Messrs. Bailly and Lataille disclaim beneficial interest in excess of their respective pecuniary interests in the trust. Messrs. Bailly and Lataille are co-trustees of the trust.

(9) Includes 10,000 shares owned by the Bigelow Company, LLC Profit Sharing Plan as to which Mr. Worrell disclaims beneficial interest in excess of his pecuniary interest in the Plan. Mr. Worrell is one of two trustees of the Plan.

MANAGEMENT

    The names of the Company's executive officers and significant employees who are not directors of the Company, and certain biographical information furnished by them, are set forth below:

NAME                                      AGE                            TITLE
------------------------------------      ---      -------------------------------------------------

Charles W. Casey....................          59   Vice President

Ronald J. Lataille..................          37   Vice President and Chief Financial Officer

Wayne G. Williams...................          56   Vice President

    Mr. Casey joined the Company in 1981 and has served as a Vice President since 1992. Prior thereto, Mr. Casey served as division manager from 1985 through 1994 and as plant manager from 1981 through 1985.

    Mr. Lataille joined the Company in November 1997 as its Chief Financial Officer. Prior thereto, Mr. Lataille served as Vice President, Treasurer and Chief Financial Officer of Little Switzerland, Inc. from 1991 through October 1997. He also served as interim President and Chief Executive Officer of Little Switzerland from October 1994 through October 1995.

    Mr. Williams initially joined the Company in 1981 and served as sales manager, division manager and more recently as Vice President of Technology from 1992 through October 1993. From 1993 through 1994 Mr. Williams served as an executive officer of Re-Source America. Mr. Williams rejoined the Company as a Vice President in January 1994. Prior to joining the Company, Mr. Williams was employed by The Dow Chemical Company (1966-1981) where he held various technical, sales and project management positions.

    Executive officers are chosen by and serve at the discretion of the Board of Directors of the Company.

EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth the compensation during the last three fiscal years of each of the executive officers of the Company whose annual salary and bonus, if any, exceeded $100,000 during the last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                        ANNUAL COMPENSATION               COMPENSATION AWARDS
                                                -----------------------------------  ------------------------------

                                                                      OTHER ANNUAL    RESTRICTED      SECURITIES        ALL OTHER
                                   FISCAL YEAR   SALARY      BONUS    COMPENSATION   STOCK AWARDS     UNDERLYING      COMPENSATION
NAME & PRINCIPAL POSITION             ENDED        ($)        ($)        ($)(2)         ($)(3)      OPTIONS (#)(4)       ($)(5)
---------------------------------  -----------  ---------  ---------  -------------  -------------  ---------------  ---------------

R. Jeffrey Bailly................    12/31/98     160,000          0      142,000        144,000          20,000            7,363
  President and Chief                12/31/97     150,000     95,000       23,750              0               0            7,317
  Executive Officer (1)              12/31/96     140,000     75,000       16,875              0               0            6,367

Richard L. Bailly................    12/31/98     138,000     20,000            0              0           5,000            7,363
  Executive Vice President (1)       12/31/97     132,000     15,000            0              0               0            6,746
                                     12/31/96     127,400     10,000            0              0           5,000            6,051

Ronald J. Lataille...............    12/31/98     125,800          0       15,000         24,000          20,000            5,999
  Vice President and Chief           12/31/97      20,800          0            0              0          20,000                0
  Financial Officer (6)

Wayne G. Williams................    12/31/98     100,000     20,000            0              0           5,000            5,473
  Vice President                     12/31/97      95,000     15,000            0              0               0            4,891
                                     12/31/96      96,616     10,000            0              0           5,000            4,525

------------------------------

(1) See "Employment Contracts" below.

(2) The Company granted R. Jeffrey Bailly 5,000 shares Common Stock in April 1996, 1997 and 1998 at a market price of $3.38 per share, $4.75 per share and $4.00 per share, respectively, in each case based on the closing price of the Company's Common Stock on the Nasdaq Market on the date of grant. See "Employment Contracts." Includes for Mr. Bailly $122,000 paid in compensation for the taxes attributable to his grant of 48,000 shares of the Company's Common Stock on January 7, 1999. Includes for Mr. Lataille $15,000 paid in compensation for the taxes attributable to his grant of 8,000 shares of the Company's Common Stock on January 7, 1999.

(3) On January 7, 1999, the Company granted Messrs. R. Jeffrey Bailly and Lataille 48,000 and 8,000 shares of the Company's Common Stock, respectively. These shares are fully vested. Based on $3.00 per share, the closing price of the Company's Common Stock on the Nasdaq National Market on the date immediately preceeding the date of grant, the value of these shares is $144,000 for Mr. Bailly and $24,000 for Mr. Lataille. These shares have not been registered under the Securities Act of 1933. Dividends will be paid on these shares only if and to the extent dividends are paid on the Company's Common Stock.

(4) The Company did not grant any stock appreciation rights or make any long-term incentive payments during fiscal 1996, 1997 or 1998.

(5) Represents Company contributions to the above-named employees' accounts under the Company's Profit Sharing Retirement Plan and Trust.

(6) Mr. Lataille joined the Company in November 1997.

EMPLOYMENT CONTRACTS

    In April 1995 the Company entered into an employment agreement with R. Jeffrey Bailly, its President and Chief Executive Officer, which is terminable by either party at any time, except as provided below. The Agreement provides that Mr. Bailly will receive a minimum annual salary of $125,000 and consideration for discretionary bonuses. Mr. Bailly's agreement contains nondisclosure provisions and prohibits him from competing with the Company during the term of his employment and for a period of eighteen months thereafter. Pursuant to the agreement, the Company agreed to grant Mr. Bailly 25,000 shares of its Common Stock at the rate of 5,000 shares per year commencing April 4, 1995 provided that Mr. Bailly remains employed with the Company. The employment agreement provides Mr. Bailly with certain other benefits, including the opportunity to participate in the Company's stock option plans, insurance plans and other employment benefits as may be generally available to senior executives of the Company.

    Under the terms of the employment agreement, if Mr. Bailly's employment with the Company is terminated by the Company without cause, or if Mr. Bailly terminates his employment with the Company for good reason (a reduction in his base salary, removal from his position as president or chief executive officer, required relocation outside the greater Boston, Massachusetts area or a material reduction in his overall level of responsibility) or due to a change in control of the Company, (i) the Company is required to continue to pay Mr. Bailly a monthly amount for a period of eighteen months equal to Mr. Bailly's average monthly salary (including bonus) for the preceding two years, (ii) all of Mr. Bailly's shares and options granted pursuant to the employment agreement will vest in full and (iii) the Company will continue to pay Mr. Bailly's health insurance.

    In September 1993, the Company entered into an agreement with Richard L. Bailly that provides that should Mr. Bailly's employment with the Company be terminated by the Company for any reason other than for cause, or should Mr. Bailly terminate his employment for good reason (either a reduction in his salary below $122,400 or a material reduction in his overall level of responsibility), Mr. Bailly will receive an automobile and compensation of $122,400 per year for three years or until he reaches age 65, whichever is shorter. During this period, he will serve as a consultant to the Company. The agreement also included provisions for Mr. Bailly's retirement, which was amended in February 1999, to reflect that upon his retirement in June, 1999, Mr. Bailly will continue as a consultant to the Company for three additional years for $50,000 per year. Thereafter, Mr. Bailly, or his heirs or beneficiaries, will receive a retirement benefit of $50,000 per year for an additional 12 years. Mr. Bailly has agreed that he will not compete with the Company while he is receiving any of these payments.

SEVERANCE PLANS

    In September 1993, the Company adopted a policy that all executive officers of the Company not otherwise a party to an employment arrangement with the Company will receive a severance benefit should the employee's employment with the Company be terminated by the Company other than for cause in connection with a change in control of the Company, in the form of a base salary continuation for a period equal to the sum of (i) four months plus (ii) one month for each year of service with the Company.

STOCK OPTIONS

    The following table sets forth certain information with respect to stock options granted to the named executive officers during the year ended December 31, 1998 and the aggregate number and value of options exercisable and unexercisable held by the named executive officers at December 31, 1998. No named executive officer exercised options during the year ended December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                           POTENTIAL REALIZABLE
                                                                                                             VALUE AT ASSUMED
                                                  NUMBER OF                                                  ANNUAL RATES OF
                                                  SHARES OF       PERCENT OF                                   STOCK PRICE
                                                   COMMON        TOTAL OPTIONS                               APPRECIATION FOR
                                                 UNDERLYING       GRANTED TO      EXERCISE                    OPTION TERM(3)
                                                   OPTIONS       EMPLOYEES IN       PRICE     EXPIRATION   --------------------
NAME                                           GRANTED (#)(1)     FISCAL YEAR     ($/SH)(2)      DATE       5% ($)     10% ($)
---------------------------------------------  ---------------  ---------------  -----------  -----------  ---------  ---------
R. Jeffrey Bailly............................        20,000             15.1          3.625     01/27/03      45,594    115,546
Richard L. Bailly............................         5,000              3.8          3.625     01/27/03      11,399     28,887
Ronald J. Lataille...........................        20,000             15.1          3.063     11/04/03      38,526     97,633
Wayne G. Williams............................         5,000              3.8          3.625     01/27/03      11,399     28,887

------------------------

(1) Options vest at the rate of 25% per year.

(2) The exercise price is equal to the fair market value of the Common Stock on the date of grant.

(3) The 5% and 10% assumed rate of annual compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

                         FISCAL YEAR END OPTION VALUES

                                                                   NUMBER OF SHARES
                                                                   OF COMMON STOCK         VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                                 OPTIONS AT 12/31/98     OPTIONS AT 12/31/98 (1)
                                                                    EXERCISABLE /             EXERCISABLE /
                                                                    UNEXERCISABLE             UNEXERCISABLE
NAME                                                                     (#)                       ($)
-------------------------------------------------------------  ------------------------  ------------------------
R. Jeffrey Bailly............................................         310,000/20,000              200,250/0
Richard L. Bailly............................................          43,000/ 7,000               22,500/0
Ronald J. Lataille...........................................         10,000/ 30,000                    0/0
Wayne G. Williams............................................          33,000/ 7,000               15,000/0

------------------------

(1) Based upon the closing price of the Company's Common Stock on December 31, 1998 on the Nasdaq National Market of $3.13 minus the respective option exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Decisions regarding executive compensation are made by the Compensation Committee of the Board of Directors, which in 1998 was composed of Messrs. Curry and Worrell. Neither Mr. Curry nor Mr. Worrell is a former or current officer or employee of the company.

COMPENSATION COMMITTEE AND BOARD OF DIRECTORS REPORT

    The primary objectives of the Compensation Committee in developing executive compensation policies are to attract, motivate and retain superior talent to enable the Company to achieve its business objectives and to align the financial interests of its executive officers with the stockholders of the Company.

    The compensation of executive officers consists of base compensation, bonus, the grant of options and participation in benefit plans generally available to employees. In setting compensation, the Compensation Committee strives to maintain base compensation for the Company's executive officers at levels which the Compensation Committee believes are competitive with the compensation of comparable executive officers in similarly situated companies, while relying upon stock options and the bonus plan to provide significant performance incentives.

    Executive officers are eligible to participate in the bonus plan which is administered by the Compensation Committee. Under the plan, executive officers may receive bonuses derived from a formula tied to the Company's income. In addition, executive officers, including Jeffrey Bailly, may receive discretionary bonuses payable in cash or the Company's common stock based upon a subjective evaluation of the performance of the Company and their contributions to the Company.

    Each of the executive officers and all key employees are eligible to receive grants of options under the 1993 Stock Option Plan. The 1993 Stock Option Plan is used to align a portion of the officer's compensation with the stockholders' interests and the long term success of the Company. In determining the number of options to be granted to each executive officer, the Compensation Committee reviews recommendations provided by R. Jeffrey Bailly and makes a subjective determination regarding those recommendations based upon the following criteria:
(i) the individual performance and position of responsibility of the executive officer, (ii) the number of options held by the executive officer, and (iii) the financial performance of the Company. No particular weight is given to any of these factors, rather each executive officer's total compensation package is reviewed as a whole. During the fiscal year ended December 31, 1998, the Company granted options to purchase 55,000 shares to executive officers as a group under the 1993 Stock Option Plan.

    In 1998, R. Jeffrey Bailly received a bonus consisting of 48,000 fully vested shares of the Company's Common Stock and $122,000 in compensation for the taxes attributable to the grant of these shares. Mr. Bailly also received a salary of $160,000 and 5,000 shares of Common Stock. This compensation, including the discretionary bonus, was based upon the employment agreement negotiated with Mr. Bailly in conjunction with his promotion to Chief Executive Officer and President of the Company in January 1995. The Board has conducted a survey of salaries of chief executive officers. Based upon that information and its experience, the Company believes that Mr. Bailly's compensation was comparable to the compensation of chief executive officers of similar companies.

COMPENSATION                                              BOARD OF DIRECTORS
WILLIAM C. CURRY                                          WILLIAM H. SHAW
PETER R. WORRELL                                          R. JEFFREY BAILLY
                                                          RICHARD L. BAILLY
                                                          WILLIAM C. CURRY
                                                          T. GORDON RODDICK
                                                          KENNETH L. GESTAL
                                                          PETER R. WORRELL
                                                          MICHAEL J. ROSS

PERFORMANCE GRAPH

    The following graph compares the semiannual change in the Company's cumulative total shareholder return from January 1, 1994 to December 31, 1998 based upon the market price of the Company's Common Stock with the cumulative total return on the CRSP Index for the Nasdaq Stock Market (U.S. companies) and the CRSP Index for NYSE/AMEX/Nasdaq (SIC 3080-3089 U.S.) Miscellaneous Plastics Products for that period.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL
                   RETURNS
Performance Graph for UFP Technologies, Inc.
Symbol CRSP Total Returns Index for:
                                                UFP Technologies, Inc.    Nasdaq Stock Market (US Companies)
12/31/93                                                           100                                   100
12/31/94                                                          54.5                                  97.8
12/31/95                                                          72.7                                 138.3
12/31/96                                                          93.2                                   170
12/31/97                                                          76.1                                 208.5
12/31/98                                                          56.8                                 293.8

   COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL
                   RETURNS
Performance Graph for UFP Technologies, Inc.
Symbol CRSP Total Returns Index for:
                                                       NYSE/AMEX/NASDAQ Stocks
                                                  (SIC 3080-3089 US Companies)
                                                        Miscellaneous Plastics
                                                                      Products
12/31/93                                                                   100
12/31/94                                                                 100.3
12/31/95                                                                   110
12/31/96                                                                 152.2
12/31/97                                                                 154.7
12/31/98                                                                 144.9

           A. The lines represent monthly index levels derived from compounded daily returns that include all
   Notes:  dividends.
           B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
           C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
           D. The index level for all series was set to $100.00 on 12/31/1993

Assumes $100 invested on January 1, 1994 in the Company's Common Stock, the CRSP Index for the Nasdaq Stock Market (U.S. companies) and the CRSP Index for NYSE/AMEX/Nasdaq (SIC 3080-3089 U.S.) Miscellaneous Plastics Products, and the reinvestment of any and all dividends.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company owns an approximate 26.3% limited partnership interest in United Development Company Limited, a real estate limited partnership ("United Development"), which owns and leases to the Company the Kissimmee, Florida and Decatur, Alabama properties. William H. Shaw and Richard L. Bailly, both principals and stockholders of the Company, each own an approximately 21% general partnership interest in United Development. Each of Charles W. Casey and Wayne G. Williams who are officers and/or stockholders of the Company, own an approximately 5.3% limited partnership interest in this entity.

    The Company made a series of loans to United Development from time to time prior to September 30, 1993 in the total principal amount of approximately $210,000 of which $99,750 remained outstanding as of December 31, 1998. As of September 30, 1993, these loans were consolidated into one term note (the "Original Note") which bore interest at the prime rate of interest as announced by The First National Bank of Boston, plus 2%. The principal amount of the Original Note amortized on a ten year basis and the outstanding principal amount on the Original Note was scheduled to be repaid on September 30, 1998. On December 31, 1998, United Development refinanced the Original Note. United Development made a note (the "New Note") in favor of the Company in the principal amount of $99,750. The New Note bears interest at the rate of 9.75% per year. The principal amount of the New Note amortizes on a four year basis with the balance of the outstanding principal amount repayable on December 31, 2002. The New Note is secured by a second priority mortgage on United Development's Decatur, Alabama facilities.

    KISSIMMEE, FLORIDA PROPERTY. On August 26, 1998, the Company extended the lease with United Development of the Company's Kissimmee, Florida manufacturing facility to December 31, 2001. Monthly rent for the lease is $10,800 plus the payment of certain expenses and taxes. The Company believes that the terms of its lease are comparable to those available in the market for real estate in Kissimmee, Florida. The Kissimmee, Florida property is subject to $1,500,000 Osceola County Industrial Development Authority Industrial Development Revenue Bonds, Series 1985 (United Development Company Limited Project) dated April 1, 1985, which were repaid in full in fiscal 1998. Interest on these bonds accrued at the prime rate of interest as announced by Barnett Bank of Florida and was payable monthly commencing on June 1, 1986.

    In addition to other security for the bonds, including a mortgage on the property in favor of Barnett Bank and Trust Company, N.A., as trustee, the Company, William H. Shaw and Richard L. Bailly jointly and severally unconditionally guaranteed the payment of all principal, interest and premium, if any, payable on the bonds. The Company, William H. Shaw and Richard L. Bailly also jointly and severally indemnified the Trustee and Osceola County Industrial Development Authority, as issuer of the bonds, for all costs, fees and expenses incurred by them in connection with the bonds.

    DECATUR, ALABAMA PROPERTY. On August 26, 1998, the Company extended the lease with United Development of the Company's Decatur, Alabama manufacturing facility to December 31, 2001. Under the lease, the Company pays annual rent of $119,813 plus the payment of certain expenses and taxes. The Company believes that the terms of this lease are comparable to those available in the market for real estate in Decatur, Alabama. In June, 1990, United Development acquired from MCP Industries, Inc. the land on which the Decatur, Alabama property is located, together with the related leasehold interest. This leasehold interest was acquired subject to an existing leasehold mortgage in the amount of $227,482. The acquisition of the property was financed by a $130,000 mortgage loan from First American Bank $95,000 of which was outstanding as of December 31, 1998. This mortgage loan is guaranteed by the Company.

                         INTRODUCTION TO PROPOSAL NO. 2

    The Board of Directors has unanimously determined that a proposal to amend (the "Charter Amendment") the Company's Certificate of Incorporation to create a classified Board of Directors and make certain related changes is advisable and has unanimously voted to recommend the proposal to the Company's stockholders for adoption at the Meeting. The background, reasons and effects of the proposal are set forth below, followed by a more detailed description of the proposal and how it would operate.

PURPOSES AND EFFECTS

    The Company believes it may be vulnerable to certain tactics--such as the accumulation of substantial voting positions as a prelude to an attempt to take over corporate control or effect significant corporate restructuring, a proxy fight and other similar devices--which have become relatively more common in recent years. For the reasons discussed below, the Board of Directors considers that such tactics could be highly disruptive to a company and can result in dissimilar and unfair treatment of a company's stockholders. Proposal No. 2 is being submitted for stockholder approval as a means of protecting the Company from these kinds of tactics.

    The Charter Amendment is not being recommended in response to any past problems regarding Board of Director continuity or any specific effort of which the Board of Directors is aware to acquire control, but rather in preparation for such activities which might arise in the future.

    If Proposal No. 2 is approved, because only one of the three classes of a classified Board of Directors will be elected annually, at least two annual stockholders' meetings, instead of one, will be required to effect a change in control of the Board of Directors through the normal election processes. The classified board amendment and related changes would require a person seeking to acquire control of the Company to wait up to two years to obtain control of the Board of Directors even though that person has acquired ownership of a majority or controlling minority interest in the Company.

    The classified board amendment and related changes, of course, would affect all stockholders, not just those seeking to acquire control of the Company, in the following ways: (1) because at least two annual meetings will be required to change majority control on the Board of Directors, the amendment would tend to perpetuate present management and (2) the amendment may tend to discourage accumulations of large blocks of stock by reducing the control effect of such blocks, thus reducing temporary fluctuations in market price that could be caused by such accumulations.

ADVANTAGES OF PROPOSAL

    The proposed Charter Amendment is intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's length negotiations with the Company's Board of Directors. If the Board of Directors is presented with a proposal from a third party who has acquired a substantial block of the Company's Common Stock, the directors will be able to evaluate the proposal and study alternative proposals without the imminent threat of removal. This will help ensure that the best price is obtained in any acquisition transaction that may ultimately be consummated. Proposal No. 2 has the additional benefit of promoting continuity in leadership and policy on the Board of Directors.

DISADVANTAGES OF PROPOSAL

    Adoption of the proposed Charter Amendment may deter certain mergers, tender offers, proxy contests or other future takeover attempts which holders of some or even a majority of the outstanding stock believe to be in their best interests, and may make removal of management more difficult even if such removal would be beneficial to stockholders generally. Not all takeovers or changes in control of the Board of Directors that are proposed and effected without prior consultation and negotiation with the incumbent Board of Directors are necessarily detrimental to the Company and its stockholders. However, the Board of Directors believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals.

    The provisions for electing only one out of three classes of the Board of Directors annually, rather than the entire Board of Directors, will be applicable to every annual election of directors, and not just to any election occurring after a change in stockholder control of the Company. A classified Board of Directors could delay stockholders who do not like the policies of the Board of Directors of Directors from removing a majority of the Board of Directors for up to two years. This would be so even if the only reason for the attempted action by a shareholder was dissatisfaction with the performance of the current Board of Directors.

RELATIONSHIP OF CHARTER AMENDMENT TO OTHER PROVISIONS

    The Company has established a stockholder rights plan which, together with the Company's Certificate of Incorporation and Bylaws, contain several provisions which may have the effect of making a change of control more difficult. Delaware law also contains an important limitation on changes in control.

    STOCKHOLDER RIGHTS PLAN. On January 13, 1999, the Board of Directors adopted a stockholder rights plan (the "Stockholder Rights Plan") pursuant to which the Company distributed a dividend of one right (a "Right") for each outstanding share of Common Stock. The Rights have anti-takeover effects. The Rights will cause substantial dilution of any person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $30, subject to adjustment.

    The Rights are not exercisable until the occurrence of the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons subject to certain limited exceptions, including current beneficial holders of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock, or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"). Until the Distribution Date (or earlier redemption or expiration of the Rights), each share of Common Stock issued subsequent to the date of the original distribution of the Rights will be issued with an associated Right and will be transferred with and only with the Common Stock. The Rights will expire on February 5, 2009 (the "Final Expiration Date") unless earlier redeemed or exchanged by the Company as described below.

    In the event that any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its affiliates and associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. In the event that, at any time after a person becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

    At any time prior to the time any person becomes an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation contains a so-called "anti-greenmail" provision. The provision is intended to discourage speculators who accumulate beneficial ownership of a significant block of stock and then, under the threat of making a tender offer or proxy contest or instigating some other corporate disruption, succeed in extracting from the Company a premium price to repurchase the shares acquired by the speculator. This tactic has become known as greenmail. The anti-greenmail provision prohibits the Company from purchasing any shares of Common Stock from a Related Person at a per share price in excess of the fair market value at the time of such purchase, unless the purchase is approved by two-thirds of the holders of the outstanding shares of the Common Stock, excluding any votes cast by the Related Persons. The term "Related Person" is defined in general to mean any person, other than an existing stockholder of the Company, who acquires more than 5% of the Company's voting stock. Stockholder approval is not required for such purchases when the offer is made available on the same terms to all holders of shares of Common Stock or when the purchases are effected on the open market.

    The Certificate of Incorporation provides that any stockholder proposal which is not approved by a majority of the Company's "Continuing Directors" will be effective only if the proposal is approved by 80% of each class of stock of the Company which is outstanding and entitled to vote on the proposal. Generally, a Continuing Director is any member of the Board of Directors who is not affiliated with any Related Person and who was a member of the Board of Directors before any person became a Related Person. Any member of the Board of Directors also may be declared a Continuing Director by a majority of the then Continuing Directors. This provision deters third parties from obtaining large blocks of the Company's Common Stock and making proposals which may not be in all the stockholders' best interests.

    The Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of Common Stock not all of which have been issued or reserved for issuance. This authorized and available Common Stock could (within the limits imposed by applicable law and the rules of the Nasdaq National Market) be issued by the Company and used to discourage a change in control of the Company. For example, the Company could privately place shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the Bylaws or certain provisions of the Certificate of Incorporation would not receive the required vote.

    The Certificate of Incorporation also authorizes the issuance of up to 1,000,000 shares of Preferred Stock, in one or more series, none of which have yet been issued or reserved for issuance except in connection with the Stockholder Rights Plan. The Board of Directors is authorized, without any further action by the stockholders, to determine the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series and the designation thereof. The Board of Directors may, without stockholder approval, issue Preferred Stock with rights and privileges which could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

    The Certificate of Incorporation also provides that all stockholder action must be effected at a duly called meeting and not by written consent. In addition, the Bylaws of the Company do not permit stockholders of the Company to call a special meeting of stockholders.

    DELAWARE TAKEOVER STATUTE. The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date the

Board of Directors of the Corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers, and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder or 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                                 PROPOSAL NO. 2
 AMENDMENT TO CERTIFICATE OF INCORPORATION TO PROVIDE FOR A CLASSIFIED BOARD OF
                     DIRECTORS AND CERTAIN RELATED CHANGES

    The Board of Directors unanimously recommends that stockholders approve the amendment to provide for the classification of the Company's Board of Directors into three classes, each comprising as nearly as possible one-third of the directors, and certain related changes. See Exhibit A for the entire text of the proposed amendment.

    At present, all the Company's directors are elected at each annual meeting of stockholders for a one year term. If Proposal No. 2 is approved at the Meeting, the Class I directors would be elected for one year, the Class II directors for two years and the Class III directors for three years. At each annual meeting thereafter, the class of directors up for election would be elected for three years and the directors in the other two classes would continue in office. The votes required for election would remain unchanged. If the number of directors is changed, any newly-created directorships or decreases in directorships are to be assigned by the Board of Directors so as to make all classes as nearly equal in number as possible. Any vacancies in the office of a director would be filled only by the remaining directors for the remainder of the full term of the replaced director.

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposal to amend the Certificate of Incorporation.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF PROPOSAL NO. 2.

                                 PROPOSAL NO. 3
                        PROPOSAL TO ADOPT THE COMPANY'S
                   1998 DIRECTOR STOCK OPTION INCENTIVE PLAN

GENERAL

    The Board of Directors is proposing the 1998 Director Stock Incentive Plan (the "1998 Plan") for stockholder approval. The Board of Directors believes that the ownership of Common Stock by directors who are not employees of the Company supports the maximization of long-term stockholder value by aligning the interest of nonemployee directors with those of stockholders. The 1998 Plan is designed to facilitate the ownership of Common Stock by nonemployee directors by providing for the grant of nonqualified stock options to nonemployee directors. Nonqualified stock options are options which are not incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Board of Directors adopted the 1998 Plan on June 3, 1998, subject to approval by the stockholders at the Meeting. Reference is made to Exhibit B to this Proxy Statement for the full text of the 1998 Plan, which is summarized below.

DESCRIPTION OF THE 1998 PLAN

    ADMINISTRATION. The 1998 Plan will be administered by the Board of Directors or by any committee of the Board of Directors, including the Compensation Committee. Subject to the express provisions of the 1998 Plan, the Compensation Committee has the authority to interpret and construe the 1998 Plan and to adopt rules and regulations for administering the 1998 Plan.

    ELIGIBILITY. Only nonemployee directors of the Company will be eligible to receive grants of options under the 1998 Plan. As of the date of this proxy statement, the Company's nonemployee directors are Messrs. Shaw, Curry, Roddick, Gestal, Worrell and Ross.

    AVAILABLE SHARES. Under the 1998 Plan, 150,000 shares of Common Stock will be available for the grant of stock options, subject to adjustment in the event of stock splits, stock dividends or changes in corporate structure affecting Common Stock. To the extent a stock option granted under the 1998 Plan expires or terminates unexercised, the shares of Common Stock allocable to the unexercised portion of such option will be available for awards under the 1998 Plan. In addition, to the extent that shares are delivered to pay all or a portion of an option exercise price, such shares will become available for awards under the 1998 Plan.

    EFFECTIVE DATE, TERMINATION AND AMENDMENT. This 1998 Plan was adopted and authorized by the Board of Directors of the Company on June 3, 1998, subject to the ratification by the stockholders and became effective on July 15, 1998, subject to such stockholder approval. If the 1998 Plan is ratified by the stockholders, it will be deemed to have become effective on the effective date of July 15, 1998. Options may be granted under the 1998 Plan prior to ratification by the stockholders and, in each case, the date of grant will be determined without reference to the date of ratification of the 1998 Plan by the stockholders of the Company; provided, however, that if the 1998 Plan is not ratified by the stockholders, all options granted under the 1998 Plan will be canceled and void. The 1998 Plan will terminate when shares of Common Stock are no longer available under the 1998 Plan unless terminated earlier by the Board of Directors. The Board of Directors or the stockholders may amend or discontinue the 1998 Plan at any time except that no amendment or discontinuance shall change or impair any options previously granted without the consent of the optionee or where stockholder approval is required by applicable law, rule or regulation. Should an optionee cease to be a member of the Board of Directors of the Company for any reason other than death or permanent disability, such optionee's options may be exercised to the extent exercisable on the date of such termination by the optionee or, if he or she is not living, by his or her heirs, legatees or legal representative, as the case may be, during their specified term but not later than three months after the date of such termination. Should such an optionee cease to be a member of the Board of

Directors of the Company because of death or permanent disability, such options may be exercised in full by the optionee or, if she or she is not living, by his or her heirs, legatees or legal representatives, as the case may be, during their specified term but not later than one year after the date of death or permanent disability.

    STOCK OPTIONS. Automatic options, elective options and discretionary options may be granted under the 1998 Plan. Commencing July 1, 1999 and continuing in effect on July 1, in each subsequent calendar year, each person who is at the time serving as a nonemployee director automatically will be granted an option (each an "Automatic Option") to purchase 2,500 shares of Common Stock.

    Under the 1998 Plan each nonemployee director may elect to receive all or a portion of his annual director fees or fees for serving as a member of any committee of the Board of Directors earned during the second half of 1998 and each subsequent calendar year in the form of an option ("Elective Options"). Each such election must be irrevocable and made in writing by June 30, 1998 for fees earned in the second half of 1998 and by December 31 of each year for fees to be received in the following calendar year. The number of shares of Common Stock into which Elective Options granted in any year are exercisable shall be determined based on an independent appraisal for such year of the intrinsic value of the options granted and the amount of fees covered by the director's election for such year. Elective Options, if any, are granted on the date of the annual meeting of stockholders.

    The Compensation Committee may grant options to nonemployee directors from time to time in its discretion subject to the provisions of the 1998 Plan (the "Discretionary Options"). The Compensation Committee may establish the terms of the Discretionary Option in its sole discretion including, without limitation, the time to expiration (which shall not exceed 10 years) and the vesting schedule of such options. No Discretionary Option may be exercisable on a date earlier than the date on which the 1998 Plan is ratified by the stockholders of the Company.

    Each Automatic Option and Elective Option granted will be for a term of ten years and will be exercisable for any or all of the shares covered by such Option on the later of the date on which the 1998 Plan is ratified by the stockholders of the Company or the date of grant under the 1998 Plan.

    The exercise price per share of all Discretionary Options granted under the 1998 Plan will be determined by the Compensation Committee in its discretion, and may be greater than, but not less than, 100% of the fair market value per share of Common Stock on the grant date, defined as the average between the highest and lowest sale prices per share on The Nasdaq Stock Market on the trading day next preceding the date of grant of the Option. The exercise price of an Automatic Option or an Elective Option will be 100% of the fair market value of Common Stock as of the applicable grant date. Options may be exercised
(i) by the payment of cash in the amount of the aggregate option price, (ii) by surrendering shares of Common Stock owned by the participant, (iii) by a combination of (i) and (ii), having a combined value equal to the aggregate option price of the shares subject to the option or the portion of the option being exercised or (iv) by any other means the Compensation Committee deems appropriate. Any option or portion thereof that is not exercised on or before the tenth anniversary of the date of grant will expire.

    Options granted under the 1998 Plan will not be transferable by the participant other than by court order, will or the laws of descent and distribution and will be exercisable during the participant's lifetime only by the participant.

    As of the date of this proxy statement, Elective Options to purchase 9,800 shares of Common Stock have been granted to Messrs. Curry, Gestal, Worrell and Roddick at an exercise price of $3.75 per share. No Discretionary Options or Automatic Options have been granted. The closing price of the Company's Common Stock on April 13, 1999 was $3.75 per share.

    The Company is authorized to grant options for the issuance of up to 110,000 shares of Common Stock to the Company's nonemployee directors pursuant to the Director Plan. The Director Plan will terminate if the stockholders approve the adoption of the 1998 Plan.

    FEDERAL TAX CONSEQUENCES. The following general discussion of the federal income tax consequences of the issuance and exercise of options granted under the 1998 Plan is based upon the provisions of the Code, current regulations thereunder and existing administrative rulings of the Internal Revenue Service. It is not intended to be a complete discussion of all of the federal income tax consequences of the 1998 Plan or of the requirements that must be met in order to qualify for the described tax treatment. Changes in the law and regulations may modify the discussion, and in some cases the changes may be retroactive. No information is provided as to the state tax laws. The 1998 Plan is not qualified under Section 401 of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

    Only nonqualified stock options may be granted under the 1998 Plan. The recipient of a nonqualified stock option under the 1998 Plan will not recognize any taxable income at the time the stock option is granted. Upon exercise, the option holder will generally recognize ordinary taxable income in an amount equal to the excess of the fair market value of the shares of Common Stock received on the date of exercise over the option exercise price. Upon a subsequent sale of the shares, long-term, mid-term or short-term capital gain or loss (depending upon the holding period) will generally be recognized equal to the excess of the difference between the amount realized over the fair market value of the shares on the date of exercise.

    The Company will generally be entitled to a compensation deduction for federal income tax purposes in an amount equal to the taxable income recognized by the option holder, provided the Company reports the income on a timely provided and filed Form W-2 or 1099, whichever is applicable.

    An option holder who pays the option price, in whole or in part, by delivering shares of Common Stock already owned by him or her will generally recognize no gain or loss for federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above. To the extent the shares acquired upon exercise are equal to the basis of the shares surrendered, the basis of the shares received will be equal to the basis of the shares surrendered. The basis of the shares received in excess of the shares surrendered upon exercise will be equal to the fair market value of the shares on the date of exercise, and the holding period for the shares received will commence on that date.

    The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Meeting and entitled to vote on the proposal to approve the 1998 Plan is required to approve the 1998 Plan.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF PROPOSAL NO. 3.

                                 OTHER MATTERS

VOTING PROCEDURES

    The votes of stockholders present in person or represented by proxy at the Meeting will be tabulated by an inspector of elections appointed by the Company. A quorum, consisting of a majority of shares of all stock issued, outstanding and entitled to vote at the Meeting, will be required to be present in person or by proxy for consideration of the proposal to elect directors, for the proposal to amend the Certificate of Incorporation and for the proposal to adopt the 1998 Plan. If a quorum is not present, a vote of a majority of the votes properly cast will adjourn the Meeting.

    The seven nominees for director of the Company who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon will be elected directors of the Company. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the proposal to amend the Certificate of Incorporation. The affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote thereon is required to approve the adoption of the 1998 Plan.

    Abstentions will have no effect on the outcome of the vote for the election of directors, but will have the effect of being cast against the proposals to amend the Certificate of Incorporation and to adopt the 1998 Plan even though the stockholder so abstaining intends a different interpretation. Shares of Common Stock held of record by brokers who do not return a signed and dated proxy will not be considered present at the Meeting, will not be counted towards a quorum and will not be voted in the election of directors or on the proposals to amend the Certificate of Incorporation or to adopt the 1998 Plan. Shares of Common Stock held of record by brokers who return a signed and dated proxy but who fail to vote (a "broker nonvote") on the election of directors or the proposal to adopt the 1998 Plan will count toward the quorum but will have no effect on those proposals not voted. Although broker nonvotes would count toward the quorum for the proposal to amend the Certificate of Incorporation, the broker nonvote would have the legal effect as a vote against that proposal, even though that might not be the intent of the person giving the broker nonvote.

INDEPENDENT AUDITORS

    The Board of Directors has not selected the independent auditor to audit the Company's consolidated financial statements for the fiscal year ending December 31, 1999. The Company is soliciting proposals for the provision of audit services from the "Big Five" accounting firms and expects to select an auditor in early May 1999.

    KPMG Peat Marwick LLP served as the Company's independent auditor for the fiscal year ended December 31, 1998. A representative of KPMG Peat Marwick LLP will not be at the Meeting.

REPORTING UNDER SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the Nasdaq National Market. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

    Based solely on the Company's review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company's fiscal year ended December 31, 1998.

OTHER PROPOSED ACTION

    The Board of Directors knows of no matters which may come before the Meeting other than the election of directors, the proposal to amend the Certificate of Incorporation and the proposal to adopt the 1998 Plan. However, if any other matters should properly be presented to the Meeting, the persons named as proxies shall have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

STOCKHOLDER PROPOSALS

    Proposals which stockholders intend to present at the Company's 2000 Annual Meeting of Stockholders and wish to have included in the Company's proxy materials pursuant to Rule 14a-8 promulgated under the Securities and Exchange Act of 19934, as amended, must be received by the Company no later than January 1, 2000. If a proponent fails to notify the Company by March 15, 2000 of a non-Rule 14a-8 stockholder proposal which it intends to submit at the Company's 2000 Annual Meeting of Stockholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote with respect to such matter.

INCORPORATION BY REFERENCE

    To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Compensation Committee and Board of Directors Report" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

ANNUAL REPORT ON FORM 10-K

    COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS, UFP TECHNOLOGIES, INC. AT 172 EAST MAIN STREET, GEORGETOWN, MASSACHUSETTS 01833.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                                                       EXHIBIT A

RESOLVED, That the Certificate of Incorporation of the Corporation be amended by striking out Article EIGHTH thereof in its entirety, and by substituting in lieu thereof the following new Article EIGHTH:

        "EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

           (a) The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

           (b) The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. No election of Directors need be by written ballot.

           (c) The Directors of the Corporation shall be classified in respect to the time for which they shall hold office by dividing them into three classes, each class to consist of approximately the same number of Directors, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one- third, the extra director shall be a member of Class III, and if such fraction is two-thirds, one of the extra directors shall be a member of Class II and the other shall be a member of Class III, unless otherwise provided from time to time by resolution adopted by the Board of Directors. Directors shall hold office until the third annual meeting following the annual meeting at which they were elected; provided, however, that the Directors first elected to Class I shall hold office for the term ending on the date of the annual meeting in 2000; the Directors first elected to Class II shall hold office for the term ending on the date of the annual meeting in 2001; and the Directors first elected to Class III shall hold office for the term ending on the date of the annual meeting in 2002; and provided further, that the term of each director shall be subject to the election and qualification of his successor and to his earlier death, resignation or removal. Vacancies in the Board of Directors may be filled only by the Directors. Any person elected by the Directors to fill a vacancy in the Board shall hold office until the expiration of the term of office for the class of Directors to which elected and thereafter until his successor is chosen and qualified. In the event of any increase or decrease in the authorized number of directors, (x) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and (y) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that the classes have as nearly as possible the same number of directors. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

           (d) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the by-laws of the Corporation.

           (e) Notwithstanding any other provision of law, all action required to be taken by the stockholders of the Corporation shall be taken at a meeting duly called and held in accordance with law and with the Certificate of Incorporation and the By-laws, and not by written consent."

                                                                       EXHIBIT B

                             UFP TECHNOLOGIES, INC.
                   1998 DIRECTOR STOCK OPTION INCENTIVE PLAN

    1. STATEMENT OF PURPOSE. This 1998 Nonemployee Director Stock Option Plan (the "Plan") intended to promote the interests of UFP Technologies, Inc., a Delaware corporation (the "Company") by offering non-employee members of the Board of Directors of the Company (individually a "Nonemployee Director" and collectively "Nonemployee Directors") the opportunity to participate in a special stock option program designed to provide them with significant incentives to remain in the service of the Company.

    2. ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Company or by any committee of the Board of Directors, including the Compensation Committee (the "Committee"). The Committee shall have full and plenary authority to interpret the terms and provisions of the Plan.

    3. ELIGIBILITY. Nonemployee Directors of the Company shall be eligible to receive grants of non-statutory options under this Plan (individually an "Option" and collectively "Options") pursuant to the provisions of Section 5 hereof.

    4. STOCK SUBJECT TO PLAN. The stock issuable under this Plan shall be shares of the Company's Common Stock, par value $.01 per share (the Common Stock). Such shares may be made available from authorized but unissued shares of Common Stock or shares of Common Stock reacquired by the Company. The aggregate number of shares of Common Stock issuable upon exercise of Options under this Plan shall not exceed 150,000 shares, subject to adjustment from time to time in accordance with Section 9 hereof.

    5. GRANTING OF OPTIONS.

    a. AUTOMATIC GRANTING OF OPTIONS.

    (i) Commencing July 1, 1999, and continuing in effect on July 1, in each subsequent calendar year, each individual who is at the time serving as a Non- employee Director shall receive an automatic grant of an Option to purchase 2,500 shares of Common Stock (subject to adjustment as provided in Section 10 hereof). Each Option granted pursuant to this
        Section 5(a)(herein referred to individually as an "Automatic Option" or collectively as "Automatic Options") shall be for a term of ten (10) years. Each Option shall become exercisable for any or all of the shares covered by such Option on the later of the date on which this Plan is ratified by the shareholders of the Company or on the date of automatic grant pursuant to this Section 5(a). The Automatic Option shall thereafter remain so exercisable until the expiration or sooner termination of the Option term. The foregoing automatic grant dates under this Section 5(a) are herein referred to individually as an "Automatic Grant Date" and collectively as "Automatic Grant Dates".

    (ii) Should an Optionee cease to be a member of the Board of Directors of the Company for any reason other than death or permanent disability, such Optionee's Automatic Options may be exercised (to the extent they were exercisable on the date of such termination) by the Optionee or, if he or she is not living, by his or her heirs, legatees or legal representative, as the case may be, during their specified term but not later than three (3) months after the date of such termination.

   (iii) Should an Optionee cease to be a member of the Board of Directors of the Company because of death or permanent disability (as that term is defined in Section 22(e)(3) of the Code, as now in effect or as subsequently amended), such Automatic Options may be exercised in full, by the Optionee or, if he or she is not living, by his or her heirs, legatees or legal representatives, as the case may be, during their specified term but not later than one (1) year after the date of death or permanent disability.

    b. OPTIONS IN LIEU OF DIRECTOR FEES.

    (i) Each Non-Employee Director may elect to receive any or all of his or her annual director fees or fees for serving as a member of any committee of the Board of Directors earned during the second half of 1998 and each subsequent calendar year in the form of Non-Qualified Stock Options under this Section 5(b). Each Option granted pursuant to this Section 4(b) is herein referred to individually as an "Elective Option" or collectively as "Elective Options". Each such election must be irrevocable, and made in writing and filed with the Secretary of the Company by June 30, 1998 (for fees earned in the second half of 1998) and (for fees earned in subsequent calendar years) by December 31 of each year for fees to be received in the following calendar year.

    (ii) A Non-Employee Director may file a new election each calendar year applicable to fees earned in the immediately succeeding calendar year. If no new election or revocation of a prior election is received by December 31 of any calendar year, the election, if any in effect for such calendar year shall continue in effect for the immediately succeeding calendar year. If a director does not elect to receive his or her fees in the form of Non-Qualified Stock Options, the fees otherwise due such director shall be paid in accordance with the normal payment dates of director fees, as the same may be amended from time to time by the Company.

   (iii) The number of common shares covered by each Elective Option granted in any year under this Section 5(b) shall be determined based on an independent appraisal for such year of the intrinsic value of options granted hereunder and the amount of fees covered by the director's election for such year. The number of common shares covered by options granted in 1998 and 1999 (as determined under this procedure) shall be the number of whole shares equal to (A) the product of three (3) times the amount of fees which the director has elected under subsection (i) to receive in the form of Elective Options, divided by (B) One Hundred percent (100%) of the fair market value of one common share on the grant date. Any fraction of a share shall be disregarded, and the remaining amount of the fees corresponding to such option shall be paid in cash.

    (iv) Each Elective Option due a director under this Section 5(b) shall be issued as of the date of the Annual Meeting of Stockholders of the Company held in the calendar year during which the corresponding fees otherwise due the director would have been paid and at a purchase price equal to One Hundred percent (100%) of the fair market value of the common shares covered by such option on the grant date, provided, however, that with respect to fees earned during the second half of 1998, the date of grant shall be July 15, 1998. Each Elective Option shall have a term of ten (10) years and shall become exercisable for any or all of the shares covered by such Elective Option on the later of the date on which this plan is ratified by the shareholders of the Company or on the date of grant pursuant to this Section 5(b). The Elective Option shall thereafter remain so exercisable until the expiration or sooner termination of the Option term. The foregoing elective grant dates under this Section 5(b) are herein referred to individually as an "Elective Grant Date" and collectively as "Elective Grant Dates".

    (v) Each Elective Option shall remain in effect for the remainder of the option term following the termination of the Optionee's service on the Board of Directors of the Company. In the event of the death or permanent disability (as that term is defined in Section 22(e)(3) of the Code, as now in effect or as subsequently amended) of the Optionee, such Elective Options may be exercised in full, by the Optionee or, if he or she is not living, by his or her heirs, legatees or legal representatives, as the case may be, during their specified term.

    c. DISCRETIONARY GRANTING OF OPTIONS.

    (i) In addition to the Automatic Options and Elective Options, the Committee may grant non-qualified options to Non-Employee Directors from time to time in the discretion of the Committee subject to the provisions of this Section 5(c) and the other provisions of this Plan. Each Option granted pursuant to this Section 5(c) is herein referred to individually as a "Discretionary Option" or collectively as "Discretionary Options". The grant of a Discretionary Option pursuant to this Section 5(c) shall be evidenced by a written Non-Qualified Stock Option Agreement, executed by the Company and the Non-Employee Director, stating the number of shares of Common Stock subject to such Option evidenced thereby and in such form and with such restrictions and subject to such conditions as the Committee may from time to time determine, which need not be the same for each grant or for each participant.

    (ii) Each Discretionary Option shall be for a term of not more than ten years. Each Discretionary Option shall become exercisable in such installments as may be determined from time to time by the Committee but not earlier than the date on which this Plan is ratified by the shareholders of the Company. In addition, subject to such shareholders ratification, the Committee may, in its discretion (i) accelerate the exercisability of such option subject to such terms as the Committee deems necessary and appropriate to effectuate the purpose of the Plan; or (ii) at any time prior to the expiration or termination of any Option previously granted, extend the term of any such option for such period as the Committee in its discretion shall determine. In no event, however, shall the aggregate option period with respect to any option, including the original term of the option and any extensions thereof, exceed ten years. Subject to the foregoing, all or any part of the shares to which the right to purchase has accrued may be purchased at the time of such accrual or at any time or times thereafter during the option period.

    d. The Nonemployee Directors receiving Options are herein referred to individually as an "Optionee" and collectively as "Optionees." Options granted under this Plan are not intended to be treated as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

    e. In the event that an Option expires or is terminated or canceled unexercised as to any shares of Common Stock, the shares subject to the Option, or portion thereof not so exercised, shall be available for subsequent grants of Automatic Options, Elective Options or Discretionary Options under this Plan.

    f. Should the total number of shares of Common Stock at the time available under this Plan not be sufficient for the automatic or elective grants to be made at that particular time, the available shares shall be allocated proportionately among all Automatic and Elective Option grants to be made at that time.

    6. EXERCISE PRICE. The exercise price of a Discretionary Option shall be determined by the Committee in its discretion, and may be greater than, but not less than the fair market value, at the time the option is granted, of the shares of Common Stock subject to the option. The exercise price of an Automatic Option or an Elective Option shall be 100% of the fair market value of Common Stock as of the applicable Automatic Grant Date or Elective Grant Date. Such fair market value shall be deemed to be the last trading price of the Common Stock on the trading day next preceding the date of the grant of the option except that if the Common Stock is then listed on any national exchange, fair market value shall be the mean between the high and low sales price on the trading day next preceding the date of grant of the option. If shares of the Common Stock shall not have been traded on any national exchange or interdealer quotation system for more than 10 days immediately preceding the date of grant of such option or if deemed appropriate by the Committee for any other reason, the fair market value of shares of Common Stock shall be determined by the Committee in such manner as it may deem appropriate. In no event shall the exercise price of any share of Common Stock be less than its par value.

    7. EXERCISE OF OPTION.

    a. A Discretionary Option may be exercised in such manner as may be provided in the applicable Non-Qualified Stock Option Agreement referred to in
       Section 5(c)(i) hereof. An Automatic Option or an Elective Option may be exercised by giving written notice to the Company, attention of the Secretary, specifying the number of shares to be purchased, accompanied by the full purchase price for the shares to be purchased either in cash, or its equivalent, or by tendering previously owned shares of the Common Stock of the Company, or by a combination of these methods. Payment may also be made by delivery (including delivery by facsimile transmission) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell a sufficient portion of the shares and deliver the sale proceeds directly to the Company to pay for the exercise price, or by any other means which the Committee, in its discretion, determines to be consistent with the Plan's purpose and applicable law. For the purpose of this
       Section 7, the per share value of the Common Stock of the Company shall be the fair market value determined in accordance with Section 6 hereof, except using the trading day next preceding the date of exercise. Any Optionee holding two or more options that are partially or wholly exercisable at the same time may exercise said options (to the extent they are then exercisable) in any order the Optionee chooses, regardless of the order in which said options were granted.

    b. In connection with the exercise of options granted under the Plan, the Company may make loans to the Optionees as the Committee, in its discretion, may determine. Such loans shall be subject to the following terms and conditions and such other terms and conditions as the Committee shall determine not inconsistent with the Plan. Such loans shall bear interest at such rates as the Committee shall determine from time to time, which rates may be below then current market rates or may be made without interest. In no event may any such loan exceed the fair market value, at the date of exercise, of the shares covered by the Option, or portion thereof, exercised by the Optionee. No loan shall have an initial term exceeding two years, but any such loan may be renewable at the discretion of the Committee. When a loan shall have been made, shares of the Common Stock having a fair market value at least equal to 150 percent of the principal amount of the loan shall be pledged by the Optionee to the Company as security for payment of the unpaid balance of the loan.

    c. At the time of exercise of any Option, the Company may, if it shall determine it necessary or desirable for any reason, require the Optionee (or his heirs, legatees or legal representative, as the case may be) as a condition upon the exercise thereof, to deliver to the Company a written representation of present intention to purchase the shares for investment and not for distribution. In the event such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the Optionee (or his or her heirs, legatees or legal representative, as the case may be) upon his or her exercise of part or all of the Option and a stop transfer order may be placed with the transfer agent. Each Option shall also be subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with the issue or purchase of shares thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

    8. NON-TRANSFERABILITY. Except as otherwise provided in an Optionee's option agreement, or as otherwise permitted by the Committee in its discretion, Options shall not be assignable or transferable by the Optionee otherwise than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code, or Title I of the Employee Retirement Income Security

Act of 1974, as amended ("ERISA"), or the rules thereunder. Subject to the foregoing, during the lifetime of the Optionee, Options shall be exercisable only by the Optionee.

    9. ADJUSTMENTS. The number of shares subject to this Plan and to Options granted under this Plan shall be adjusted as follows: (a) in the event that the number of outstanding shares of Common Stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to this Plan and to Options granted hereunder shall be proportionately adjusted; (b) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted, on an equitable basis for each share of Common Stock then subject to this Plan, whether or not at the time subject to outstanding Options, the number and kind of shares of stock or other securities to which the holders of shares of Common Stock will be entitled pursuant to the transaction; and (c) in the event of any other relevant change in the capitalization of the Company, an equitable adjustment shall be made in the number of shares of Common Stock then subject to this Plan, whether or not then subject to outstanding Options. In the event of any such adjustment the exercise price per share shall be proportionately adjusted.

    10. AMENDMENT OR DISCONTINUANCE OF PLAN. This Plan may from time to time be amended or discontinued by action of the Board of Directors or by the stockholders of the Company; provided that no such amendment or discontinuance shall change or impair any Options previously granted without the consent of the Optionee.

    11. NO IMPAIRMENT OF RIGHTS. Nothing in this Plan or any Automatic Grant or Elective Grant made pursuant to this Plan shall be construed or interpreted so as to affect adversely or otherwise impair the Company's right to remove any Optionee from service on the Board of Directors of the Company at any time in accordance with the provisions of the Company's By-laws and applicable law.

    12. EFFECTIVE DATE. This Plan was adopted and authorized by the Board of Directors of the Company on June 3, 1998 and amended on February 24, 1999, subject to the ratification by the stockholders of the Company and became effective on July 15, 1998. If the Plan is ratified by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company voting in person or by proxy at the Company's 1999 Annual Meeting of Stockholders, it shall be deemed to have become effective on the Effective Date of July 15, 1998. Options may be granted under the Plan prior to ratification of the Plan by the stockholders of the Company and, in each such case, the date of grant shall be determined without reference to the date of ratification of the Plan by stockholders of the Company; provided, however that if the Plan is not ratified by stockholders, all options granted hereunder shall be canceled and void.

PROXY                        UFP TECHNOLOGIES, INC.                        PROXY

    The undersigned hereby appoints R. Jeffrey Bailly and Ron Lataille, and each of them, acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the 1999 Annual Meeting of Stockholders of UFP Technologies, Inc. to be held on June 9, 1999, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of and Proxy Statement for the Meeting in accordance with the instructions on the reverse side and with discretionary authority upon such other matters as may come before the Meeting. All previous proxies are hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS, FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO PROVIDE FOR A CLASSIFIED BOARD OF DIRECTORS AND RELATED CHANGES AND FOR THE PROPOSAL TO ADOPT THE 1998 EMPLOYEE STOCK PURCHASE PLAN.

                  Continued, and to be signed, on reverse side
        (Please fill in the reverse side and mail in enclosed envelope)

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE.

1. Election of Directors:

Nominees:  R. Jeffrey Bailly, William H. Shaw, Richard L. Bailly, William C.
           Curry, Kenneth L. Gestal, Peter R. Worrell, Michael J. Ross

/ / FOR ALL NOMINEES (except as marked to the contrary)

/ / WITHHOLD AUTHORITY to vote for all nominees

FOR except vote withheld from the following nominee(s):

----------------------------------------------------------------------------------------------
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S
NAME IN THE SPACE PROVIDED ABOVE.)

2. Amendment of certificate of incorporation to provide for a classified board of directors and     FOR      AGAINST     ABSTAIN
  related changes.                                                                                  / /        / /         / /

3. Adoption of UFP Technologies, Inc. 1998 Director Stock Option Plan as described in the           FOR      AGAINST     ABSTAIN
  accompanying Proxy Statement.                                                                     / /        / /         / /
                                                                                   MARK HERE FOR ADDRESS                   / /
                                                                                   CHANGE AND NOTE AT LEFT

                                          (Signatures should be the same as the
                                          name printed hereon. Executors,
                                          administrators, trustees, guardians,
                                          attorneys, and officers of
                                          corporations should add their titles
                                          when signing.)

                                          Signature:
------------------------------------------------------------------------  Date:
------------

                                          Signature:
------------------------------------------------------------------------  Date:
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